Exhibit 99.2
EXCHANGE AGENT AGREEMENT
____________ , 200_
JPMorgan Chase Bank, N.A.
4 New York Plaza
New York, New York 10004
Attention: Tenders & Exchanges
Dear Sirs:
Fresenius Medical Care AG, a stock corporation organized under the laws of the Federal Republic Germany (“Fresenius”), proposes to make an offer (the “Offer”) to convert preference share American depositary shares (“ADSs”) (each preference share ADS (“Preference ADSs”) evidenced by preference share American depositary receipts (“Preference ADRs”) or in book entry form representing one-third of a preference share of Fresenius) into ordinary share ADSs of Fresenius Medical Care AG (each ordinary share ADS (“Fresenius Ordinary ADSs”) representing one-third of an ordinary share of Fresenius Medical Care AG) on the basis of one Preference ADS plus €3.25 (the “Premium”) for one Fresenius Ordinary ADS. Immediately following the issuance of Fresenius’s ordinary shares pursuant to the Offer, Fresenius intends to file with the commercial register in Hof, Germany, resolutions for the transformation of Fresenius’s legal form from a stock corporation to a partnership limited by shares (a Kommanditgesellschaft auf Aktien) under German law to be called Fresenius Medical Care KGaA (the “Transformation”), and Fresenius will not register the conversion of ordinary shares pursuant to the Offer unless it is satisfied that the transformation of legal form will also occur. Upon registration of the Transformation, the share capital of Fresenius will become the share capital of Fresenius Medical Care KGaA. As a result, holders of Fresenius Preference ADSs who elect to convert their ADSs into ordinary ADSs pursuant to the Offer will receive ordinary ADSs of Fresenius Medical Care KGaA (“Ordinary ADS”). The Fresenius Medical Care KGaA (“Fresenius KGaA”) Ordinary ADSs will be represented by American depositary receipts (the “Ordinary ADRs”) and will be issued by JPMorgan Chase Bank, N.A. (the “Fresenius Depositary”) in accordance with the provisions of the Deposit Agreement (the “Fresenius Deposit Agreement”) to be dated as of _________, 2006 among Fresenius KGaA, JPMorgan Chase Bank, N.A., as Depositary (the “Depositary”) and all registered holders from time to time of Ordinary ADSs issued thereunder.
     Fresenius has delivered, or prior to the issuance of any Ordinary ADSs will deliver to you (a) an opinion of German counsel to Fresenius to the effect that the ordinary shares of Fresenius KGaA have been duly authorized, validly issued and are fully paid and are non-assessable and (b) an opinion of Baker & McKenzie LLP with respect to the registration of the ordinary shares of Fresenius KGaA under the United States Securities Act of 1933, as amended or exemption therefrom.
     This agreement (the “Agreement”) will confirm each of Fresenius’s and Fresenius KGaA’s appointment of JPMorgan Chase Bank, N.A., as the Exchange Agent in the United States in connection with the Offer (the “Exchange Agent”) and, in that capacity, your authorization to act as agent for the holders of Preference ADSs (the “Fresenius Holders”) for the purpose of receiving ordinary shares of Fresenius KGaA which result from (i) the conversion of Fresenius preference shares held by you or your custodian pursuant to the Deposit Agreement dated November 22, 1996 into Fresenius ordinary shares pursuant to the Offer followed by (ii) the transformation of such Fresenius ordinary shares into Fresenius KGaA ordinary shares pursuant to the Transformation, and transmitting the Ordinary ADSs to the Fresenius Holders upon satisfaction of the conditions set forth herein. Your duties, liabilities and rights as Exchange Agent are as set forth herein.
     You may perform any of your duties hereunder by or through your agent, Equiserve Inc. (the “Sub-Agent”), and Fresenius understands that any of your duties hereunder may be performed by the Sub-Agent.
     Fresenius has delivered or will deliver to you (i) a final prospectus dated _________, with respect to the ordinary shares underlying the Ordinary ADSs (the “Prospectus”), (ii) a letter of transmittal (the “Letter of Transmittal”) to be sent to the Fresenius Holders, (iii) copies of all other documents or materials (together with the Letter of Transmittal, the “Offering Documents”) to be forwarded to the Fresenius Holders, and (iv) a certified copy of resolutions adopted by the Board of Directors of Fresenius authorizing the Offer.
     The Offer shall expire, at ___ p.m., New York City time, on _________, 2006 or on such later date or time to which Fresenius may extend the Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, Fresenius expressly reserves the right to extend the Offer by giving oral (confirmed in writing) or written notice to you no later than 8:30 a.m., New York City time, on the business day following the previously scheduled Expiration Date. Fresenius shall immediately notify you in writing if the Offer has been extended, withdrawn or otherwise terminated.
     In carrying out your duties as Exchange Agent, you are to act in accordance with the following terms and conditions:

     1. Certain Actions.
     (a) In order to ensure that the amount delivered by Fresenius Holders is sufficient to pay the Premium in Euro, Fresenius Holders shall be required to pay an additional amount per Preference ADS equal to $_________, which amount equals 100% of the US Dollar Premium based upon the spot market rate for Euro on the day prior to the date of the Prospectus (such 110% US dollar amount payable by Fresenius Holders on a per Preference ADS basis being the “US Premium”). You will arrange to convert the remaining payments of the US Premium from U.S. dollars into Euro for payment to Fresenius. You will make the conversion from U.S. dollars into Euro for all of the payments you received which were in good funds on or about _________, 2006. To the extent a payment received was not in good funds (e.g. the check has not cleared or has bounced etc.), the Fresenius Holder’s tender of preference ADSs for conversion will not be accepted unless a subsequent tender accompanied by good funds (and the costs and expenses incurred in processing the previously received tender) is made In the event that a payment of the US Premium made by a Fresenius Holder in respect of his conversion, when converted into Euros, exceeds the Premium owing with respect to the Preference ADSs surrendered for conversion, you shall, at the time you deliver the Ordinary ADSs, remit the excess in U.S. dollars (without interest) to the person converting, provided, however, that you shall not be obligated to return any funds to any subscriber or Fresenius Holder unless the amount owing to such Fresenius Holder exceeds $10.00. To the extent a Fresenius Holder properly withdraws Preference ADSs theretofore properly tendered for exchange, such Fresenius Holders shall be required to pay you a fee equal to $0.10 per Preference ADS withdrawn (including five cents as a cancellation fee on the Preference ADSs previously tendered for exchange). You will reissue the Preference ADSs promptly after the withdrawal thereof. The US Premium, less the US$0.10 per Preference ADS fee plus any costs of reconverting funds from Euro into US dollars shall be returned to withdrawing Fresenius Holders upon completion or termination of the Offer.
     (b) All Letters of Transmittal, telegrams, facsimile transmissions, letters and other materials submitted to you shall be stamped by you to show the date and time of receipt thereof.
     (c) You will examine each Letter of Transmittal, each Preference ADR and each other document delivered or mailed to you by or for Fresenius Holders, in order to ascertain, to the extent reasonably determined by you, whether:
     (1) each Letter of Transmittal has been duly executed and properly completed in accordance with the instructions set forth therein;
     (2) the Preference ADRs have been properly surrendered and, if appropriate, endorsed for transfer or, in the case of a tender of Preference ADSs by book entry transfer through The Depository Trust Company (“DTC”) , the Agent’s Message (as defined in the Prospectus) has been duly transmitted to you by DTC; and
     (3) all other documents, if any, that are required to accompany the Letter of Transmittal and Preference ADSs or otherwise to have been submitted to you have been duly executed and properly completed and are in the proper form.

     2. Exchange Procedures.
          (a) You shall mail or make available (the date of such mailing, the “Mailing Date”) to each Fresenius Holder: (i) a Prospectus (to the extent sufficient copies are provided to you by Fresenius), (ii) a Letter of Transmittal (with instructions for use in effecting the surrender of Preference ADSs or accompanied by such instructions), (iii) a self-addressed return envelope and (iv) tax certification guidelines.
          (b) Each Letter of Transmittal, properly completed and accompanied by the US Premium (, shall permit the Fresenius Holder (or the beneficial owner through appropriate and a customary documentation and instructions), with respect to each of such holder’s Preference ADSs, to receive the Ordinary ADSs to which they are entitled and cash in lieu of fractional Ordinary ADSs, if any, with respect to the Preference ADSs evidenced by Preference ADRs that were properly submitted. A Letter of Transmittal shall be deemed properly completed only if duly executed and accompanied by one or more Preference ADRs covered by such Letter of Transmittal.
          (c) Fresenius authorizes you to refuse to accept, in your discretion, any improperly completed or unexecuted Letter of Transmittal or any Letter of Transmittal not accompanied by the US Premium. Notwithstanding the foregoing, without further authorization from Fresenius, you shall accept, on or before the Expiration Date, except where otherwise specified, any of the following:
(i) any exchange effected in accordance with the terms of the Offer and received by you on or before the Expiration Date;
(ii) any exchange where payment of the US Premium is in the form of a check drawn on a U.S. bank, so long as such check clears prior to the Expiration Date;
(iii) any exchange by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the Fresenius Holder, provided, that (a) the Letter of Transmittal surrendered therewith has been duly executed by the Fresenius Holder, (b) the tendering party is the Fresenius Holder, (c) the check tendered in payment of such subscription is drawn for the proper amount and to your order, and is otherwise in order and (d) there is no evidence indicating that such check was delivered by the drawer thereof for any purpose other than the payment of the accompanying US Premium owing;
(iv) any exchange by a custodian on behalf of a minor which is accompanied by a check drawn by such custodian, if the provisions set forth in clause (iii) above are satisfied; and
(v) any exchange by an individual, (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by a corporation, partnership or fiduciary other than the subscriber, if the provisions set forth in clause (iii) above are satisfied.

          (d) Fresenius authorizes you to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any exchange with respect to which:
(i) the surrendered Preference ADR is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such Fresenius Holder, provided that the Ordinary ADSs are to be issued in the name of such Fresenius Holder;
(ii) the surrendered Preference ADR is registered in the name of a corporation and has been executed by an officer of such corporation, provided that the Ordinary ADSs are to be issued in the name of such corporation; or
(iii) the surrendered Preference ADR has been executed by a bank, trust company or broker as agent for the Fresenius Holder thereof, provided that the Ordinary ADSs are to be issued in the name of such Fresenius Holder; or
(iv) the surrendered Preference ADR is registered in the name of a decedent and has been executed by a person who purports to act as the executor or administrator of such decedent’s estate, provided that (a) such exchange is for not more than 50 Ordinary ADSs, (b) the Ordinary ADSs are to be issued in the name of such person as executor or administrator of such decedent’s estate, (c) the check tendered in payment of such subscription is drawn for the proper amount and to your order, and is otherwise in order, and (d) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be.
          In all cases other than those described in clauses (i) through (iv) above, you will be required to obtain all necessary proof of authority to sign in connection with exchanges for Ordinary ADSs; provided, however, that in the event that such proof of authority has not been received on or prior to the Expiration Date, you may obtain advice from Fresenius or Fresenius KGaA or their U.S. counsel as to whether any such exchanges may be accepted and neither you nor your agents shall have any liability whatsoever in the event it acts in good faith in accordance with such advice nor shall you or your agents be required to issue such Ordinary ADSs in the event you or they do not receive such advice from either Fresenius or Fresenius KGaA prior to the Expiration Date and shall have no liability whatsoever for any such action.
          (e) As soon as practicable after receipt of duly executed Letters of Transmittal, and properly submitted Preference ADRs and the correct Consideration, or, in the case of Preference ADSs tendered by book entry transfer through the facilities of the Depository Trust Company (“DTC”), properly transmitted Agents’ Messages and the correct Consideration, as well as any other duly completed documents required to be submitted to you in accordance with the Letter of Transmittal, you shall deliver the Preference ADRs so tendered to the Preference ADR Depositary for cancellation.

     3. Reports.
          Commencing two weeks from the date of the commencement of the Offer, you shall furnish to Fresenius on the first business day of every week until the Expiration Date and on the Expiration Date, or more frequently upon reasonable request by Fresenius, reports in tabular form showing the number of Preference ADSs properly tendered.
     4. Deposit of Fresenius KGaA Shares and issuance of Ordinary ADSs.
     As promptly as practicable after the registration of the Transformation, Fresenius KGaA will deliver or cause to be delivered to the account of the custodian bank of the Fresenius Depositary the ordinary shares resulting from the conversion of Fresenius preference shares pursuant to the Offer and then transformed into ordinary shares of Fresenius KGaA in the Transformation.
     As soon as practicable, the Depositary will issue the Ordinary ADSs issuable with respect to the ordinary shares deposited pursuant to the immediately preceding paragraph. No fractional Ordinary ADSs shall be issued but, in lieu thereof, each Fresenius Holder, including those holders of Ordinary ADSs in uncertificated (book-entry) form, otherwise entitled to a fraction of a Fresenius ADS will be entitled to receive from the Exchange Agent a cash payment in lieu of such fraction representing such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders of the aggregate of the fractions of Fresenius ADSs, which would otherwise be issued (such aggregate of the fractions of the Fresenius ADSs which would otherwise be issued being hereafter referred to herein as the “Fractional ADSs”). The sale of the Fractional ADSs by the Exchange Agent shall be executed through one or more firms of national standing which are participants in the relevant market for such Fresenius ADSs, and shall be executed in round lots to the extent practicable. The Exchange Agent shall determine the portion, if any, of the net proceeds to which each Holder of Preferred ADSs, including those Holders of Preferred ADSs in uncertificated (book-entry) form, shall be entitled. Such portion shall be equal to the product of (x) the amount of net proceeds and (y) a fraction, the numerator of which is the fractional interest (expressed as a decimal) in an Ordinary ADS to which such holder is entitled, and the denominator of which is the number of Fractional ADS.
     5. Additional Exchange Procedures.
          (a) If any Ordinary ADSs are to be issued or cash in lieu of Fractional ADSs is to be paid to a person other than the Holder of ADRs surrendered in exchange therefor, it shall be a condition to such issuance that the ADRs so surrendered shall be properly endorsed by or on behalf of the registered Fresenius Holder with the signature guaranteed or otherwise be in proper form for transfer, and that the person requesting such issuance shall pay to you any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such ADRs or establish to your satisfaction that such tax has been paid or is not payable.
          (b) Any Ordinary ADRs and cash or other funds to be delivered by mail shall be forwarded by first class mail under the Exchange Agent’s blanket surety bond, which

Fresenius understands protects you from loss or liability arising by virtue of the non-receipt or non-delivery of the Ordinary ADRs or any such cash or other funds.
          (c) If, pursuant to the instructions of the person(s) signing a Letter of Transmittal, fewer than all of the Preference ADSs evidenced by any Preference ADR delivered with such Letter of Transmittal are being tendered, you shall, as promptly as practicable following the date such tendered Preference ADSs have been purchased pursuant to the Offer, instruct the Depositary to send or cause to be sent to, or in accordance with the instructions of, the person(s) signing the Letter of Transmittal, a new Preference ADR evidencing the Preference ADSs not tendered.
     6. Guaranteed Delivery of Securities.
     No guaranteed delivery procedures shall be permitted in connection with the Offer.
     7. Lost, Stolen, or Destroyed ADRs.
          In the event that any Fresenius Holder claims that his, her or its Preference ADRs have been lost, stolen or destroyed, you shall instruct them to contact the Preference ADR Depositary with respect to the procedures to be followed in order to enable the Fresenius Holder to participate in the Offer.
     8. Tax Filings. New York counsel to Fresenius has advised Fresenius, and Fresenius hereby advises the Exchange Agent, that the Exchange Agent’s only U.S. federal tax reporting obligations in connection with the disbursement of the net proceeds to Fresenius Holders entitled thereof are to prepare IRS Form 1099-B, with respect to cash in lieu of Fractional ADSs on an as paid basis, utilizing the amount so paid. You shall arrange to comply with the above referenced requirements under the U.S. federal tax laws of the United States, and those relating to obtaining certifications as to the accuracy of Tax Identification Numbers, and shall file the appropriate reports referenced above with the U.S. Internal Revenue Service (“IRS”) and shall furnish to Fresenius Holders such information as is required by law to be so furnished in respect thereto. You may be required to deduct 28% from cash payments to Fresenius Holders who have not supplied their correct Taxpayer Identification Number or required certification. Any such funds withheld will be turned over to the IRS by you in the manner and within such time as is required by law.
     9. Restricted ADRs and Certain Letters of Transmittal.
     In the event a ADR is presented bearing a restrictive legend, you are instructed to delay the requisitioning of Ordinary ADSs pending instructions from Fresenius. To the extent restricted Ordinary ADSs are required to be issued, the Fresenius Depositary and Fresenius will enter into an agreement ancillary to the Fresenius Deposit Agreement or make arrangements under the current Fresenius Deposit Agreement to permit the issuance of restricted Ordinary ADSs, in each case on terms comparable to those set forth in the Fresenius Deposit Agreement but for the representations required to be made on the deposit of Ordinary ADSs with the custodian for the Fresenius Depositary and the transferability of said restricted Ordinary ADSs. Said restricted Ordinary ADSs shall be issued in book-entry form with a notation on the books of the Fresenius Depositary.
     10. Copies of Documents.
          You shall take such action at the expense of Fresenius as may from time to time be reasonably requested by Fresenius to furnish copies of the Letter of Transmittal to persons designated by Fresenius.
     11. Retention of Documents.
          Each Letter of Transmittal and telegram, facsimile transmission and other material submitted to you shall be preserved by you until delivered to or otherwise disposed of in accordance with instructions from Fresenius at or prior to the termination of your agency hereunder.
     12. Maintenance of Records.
          You shall keep and maintain complete and accurate ledgers showing all ADRs exchanged by you and any cash payment in lieu of Fractional ADSs effected by you. You are authorized to cooperate with and furnish information to any organization or its legal representatives designated from time to time by Fresenius in any manner reasonably requested by any of them in connection with the Offer and exchange of Preference ADSs pursuant thereto.
     13. Exchange Agent’s Duties and Obligations.
     As Exchange Agent, you:
          (a) will have no duties or obligations other than those specifically set forth herein, or as may subsequently be agreed to in writing by you and Fresenius; Fresenius is fully apprized of the extent of your duties and responsibilities in your capacity as Fresenius Depositary and each acknowledges that, to the extent you are acting in accordance with the terms of this Agreement, no implied duties have been or will be violated by you in acting in your capacity as Fresenius Depositary.
          (b) will be regarded as making no representations or warranties and having no responsibilities regarding the validity, sufficiency, value or genuineness of any Preference ADRs surrendered to you, or the Ordinary ADRs delivered by you or, in each case, the Ordinary ADSs represented thereby; will not be required or requested to make, and you will not make, any representations as to the validity, value or genuineness of such Preference ADRs or Ordinary ADRs, or the validity, sufficiency or value of the securities received in the Offer; and will not be responsible in any manner whatsoever for the correctness of the statements made herein or in any of the Offering Documents or in any document furnished to you in connection herewith or with the Offer;

          (c) will not be obligated to institute or defend any action, suit or legal proceeding in connection with the Offer, or your duties hereunder, or take any other action which might in your judgment involve, or result in, expense or liability to you, unless you have obtained the prior approval of Fresenius, and Fresenius shall first furnish you an indemnity reasonably satisfactory to you;
          (d) may rely on, and shall be protected in acting upon, written or oral instructions given by any officer of, or any party authorized by, Fresenius with respect to any matter relating to your actions as Exchange Agent;
          (e) may consult with counsel (including counsel for Fresenius), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;
          (f) may employ agents or attorneys-in-fact at the expense of Fresenius and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, so long as you act in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact;
          (g) will refer inquiries by Fresenius Holders during the term of this Agreement to Fresenius or an information agent designated in writing by Fresenius and you will not at any time advise any person surrendering Preference ADSs as to the Preference ADSs or Ordinary ADSs or as to the market value thereof. If any advice is requested of you, you shall respond that you are not authorized to give such advice and shall recommend that the person requesting such advice consult his or her own investment advisor or broker;
          (h) may rely, and shall be protected in so relying, upon any Letter of Transmittal, any Preference ADRs, any records delivered to you by or on behalf of Fresenius or Fresenius KGaA (including, without limitation, from the Depositary), any opinion of counsel or any other Preference ADR, instrument, opinion, representation, security, letter, notice, telegram, paper or document believed by you to be genuine and to have been signed or presented by the proper party or parties;
          (i) shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement, the Preference ADRs, the Ordinary ADRs, the Offering Documents, any other offering materials or the Preference ADSs or Ordinary ADSs or be required to verify the same except to the extent otherwise provided herein; and
          (j) shall not be liable for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence or willful misconduct on your part, by reason of or as a result of the administration of your duties hereunder, and you may rely on and shall be protected in acting upon the written instructions of officers of each of Fresenius and Fresenius KGaA relating to your duties hereunder, and such other representatives of either of them as they may hereafter designate in writing.
     14. If any property subject hereto is at any time attached, garnished, or levied upon under any court order or in case the payment, assignment, transfer, conveyance, or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event you are authorized, in your sole discretion, to rely upon and comply with any such order, judgment, or decree which you are advised by legal counsel of your own choosing is binding upon you; and, if you comply with any such order, judgment, or decree, you shall not be liable to Fresenius or to any other person, firm, or corporation by reason of such compliance even though such order, judgment, or decree may be subsequently reversed, modified, annulled, set aside, or vacated.
     15. Termination of Exchange Agent’s Duties and Obligations.
     This Agreement shall terminate at the earliest of (a) sixty days after the Expiration Date and (b) when all tendered Preference ADSs have been exchanged and all Ordinary ADSs shall have been issued and delivered and all cash payments shall have been paid by you in exchange therefor.
     16. Indemnification of Exchange Agent.
     Fresenius and Fresenius KGaA each hereby covenants and agrees to reimburse, indemnify and hold you and your agents (including, without limitation, the Sub-Agent) harmless from and against any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, and expenses (including without limitation attorney’s fees and expenses) (each, a “Loss”) which may be paid, incurred or suffered by you or any of them, or to which you or any of them may become subject, arising out of or incident to this Agreement or the administration of your duties hereunder, or arising out of or incident to your or their compliance with the instructions set forth herein or with any instructions delivered to you pursuant hereto, or as a result of defending yourself or itself against any claim or liability resulting from your actions (or omission to act) as Exchange Agent or their actions (or omission to act) as your agent, including any claim against you or any of them by any tendering holder of Preference ADSs, which covenant and agreement shall survive the termination hereof; provided, however that you shall not be entitled to indemnification for any Loss arising out of its gross negligence or willful misconduct. In no event shall you, the Sub-Agent or any of your or their agents be liable for any indirect, special, punitive or consequential damages.
     17. Compensation and Expenses; Limit on Liability.
          For services rendered as Exchange Agent hereunder, your fees are approved as set forth in the letter dated 19 July 2005. In addition, Fresenius shall pay you an amount equal to US$0.05 per Preference ADS tendered, as the cancellation fee thereon. Fresenius will also reimburse you for your out-of-pocket expenses (including, but not limited to, counsel fees) in connection with your services promptly after submission to Fresenius of statements therefor. Fresenius will reimburse you the amount of any taxes or duties which arise from the execution of any stock transfer form that you shall be required to execute in your capacity as Exchange Agent. To the extent Fresenius withdraws the Offer, Fresenius shall also pay the Exchange Agent a fee equal to US$0.05 for each Fresenius ADS delivered to it for conversion and not withdrawn by the Fresenius Holder prior to such withdrawal.
          No provision of this Agreement shall require you to expend or risk your own funds or otherwise incur any financial liability in the performance of any of your duties hereunder or in the exercise of your rights unless the repayment of such funds or adequate indemnification against such risk or liability is reasonably assured to you in writing.
          Notwithstanding anything to the contrary contained herein this Agreement, the aggregate liability of you, the Sub-Agent and each of your and their agents with respect to, arising from or arising in connection with this Agreement or from all services provided or omitted to be provided hereunder, whether in contract, tort or otherwise, is limited to, and shall not exceed, $500,000.
     18. Modification.
          This Agreement may be amended or supplemented only in a writing signed by the parties hereto.
     19. Notices.
          Except as otherwise provided herein, no notice, instruction or other communication by one party shall be binding upon the other party unless hand-delivered or sent by air courier or by certified mail, return receipt requested or, in the case of notice to the Company, by telecopy. Notices to you shall be sent or delivered to your above-noted address or such other addresses as you shall hereafter designate in writing. Notices to Fresenius shall be sent or delivered to:

Fresenius Medical Care AG
Else-Kröner Strasse 1
61352 Bad Homburg v.d.H.
Germany
Attn: Oliver Maier
Fax: 011-49-6172-609-2301
     20. Governing Law; Binding upon Successors and Assigns; Assignment.
          This Agreement shall be interpreted and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Agreement may be litigated in U.S. federal or state courts located within the Borough of Manhattan, City and State of New York. Each of Fresenius and Fresenius KGaA

hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to such party at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed; and hereby waives the right to a trial by jury in any action or proceeding with the Exchange Agent. Any actions and proceedings brought by Fresenius or Fresenius KGaA against the Exchange Agent relating to or arising from, directly or indirectly, this Agreement shall be litigated only in courts located within the State of New York. This Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.
     21. Severability.
          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.
     22. Counterparts.
          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and shall become effective when one or more counterparts have been signed and delivered (by telecopy or otherwise) by each of the parties hereto.
     23. Non-Business Day.
          Whenever any payment or action hereunder is to be made or taken on a day which is not a business day, such payment or action shall be made or taken on the next succeeding business day. A “business day” shall mean a day (except Saturday and Sunday) on which banks are not authorized or obligated by law or executive order to be closed in New York City or Frankfurt, Germany.

     Please confirm your acceptance of the arrangements herein provided by signing and returning to us the enclosed duplicates of this letter.

Very truly yours,

Fresenius Medical Care AG

By:

Name:
Title:

By:

Name:
Title:

Fresenius Medical Care KGaA, a partnership limited by shares to be created upon the transformation of legal form of Fresenius Medical Care AG

By:	Fresenius Medical Care Management AG

By:

Name:
Title:

By:

Name:
Title:

Accepted as of the date first above-written:

JPMorgan Chase Bank, N.A.

By:

Name:
Title: